Exhibit 10.36

Atlantic Power Services, LLC

November 11, 2019

Philip Daniel Rorabaugh

3 Allied Drive, Suite 155

Dedham, Massachusetts  02026

Dear Dan:

The purpose of this letter agreement (this “Agreement”) is to confirm the terms regarding your separation of employment from Atlantic Power Services, LLC (together with its current and former affiliates, parents and subsidiaries, and each of their officers, directors, shareholders, members, owners, employees, advisors, agents and assigns, the “Company”).  As more fully set forth below, the Company desires to provide you with a severance package in exchange for certain agreements by you.

I.         Separation of Employment. You acknowledge and agree that (i) your employment with the Company terminates December 31, 2019 (the “Separation Date”) and (ii) from and after the Separation Date, you shall have no authority and shall not represent yourself as an employee or agent of the Company.  Subject to your acceptance, this Agreement shall become effective on the day following the last day of the Revocation Period (as defined below), such date the “Effective Date.”

II.Severance. In exchange for the mutual covenants set forth in this Agreement, the Company agrees to provide you with a severance payment equal to a lump sum payment of $375,000.00, the equivalent of eighteen months of your base pay (the “Severance Payment”), less all applicable federal, state, local and other employment-related deductions.  As additional consideration for signing this Agreement, the Company is prepared to provide you and your covered dependents continued medical coverage for eighteen months from the first day of the month immediately following the Separation Date, paid for by the Company via COBRA (the “Severance Benefit”).  All of your outstanding notional share awards granted under the Company’s long-term incentive plan shall vest in accordance with the Sixth Amended and Restated Long-Term Incentive Plan of the Company.

You acknowledge and agree that the Severance Payment and Severance Benefit provided in this Agreement is not otherwise due or owing to you under any Company employment agreement (oral or written) or Company policy or practice, and that the Severance Payment and Severance Benefit to be provided to you is not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than the parties hereto.  You are not and shall not in the future be entitled to any other compensation including, without limitation, wages, bonuses, vacation pay, holiday pay or any other form of compensation or benefit from the Company.  All payments, reimbursements and in-kind benefits provided under this Agreement to the Participant shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, to the extent that such payments, reimbursements or in-kind benefits are subject to Section 409A.

3 Allied Drive, Suite 155 | Dedham, MA | 02026

T: 617.977.2400| F: 617.977.2410

III.      Additional Covenants by You.  You expressly acknowledge and agree that:

a.   you will return to the Company, and will not retain, all Company files and documents (and any copies thereof in any form or media) and that you shall abide by any and all contractual, common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information;

b.   all information relating in any way to the negotiation of this Agreement shall be held confidential by you and shall not be publicized or disclosed to any entity or person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), except as mandated by state or federal law or as set out below;

c.   you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which is intended to harm professionally or personally the reputation of the Company or any current or former employee of the Company;

d.   you will not at any time for any reason whatsoever use or reveal to any person or entity (both commercial and non-commercial) any Confidential Information1 of the Company; provided that this restriction shall not apply to:  (i) information that may be disclosed generally or is in the public domain through no fault of yours; (ii) information received from a third party outside the Company that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Company; (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed, but only to the extent such disclosure is required; or (v) information reported to any governmental agency or entity, including but not limited to the Department of Justice, in connection with a possible violation of federal or state law or regulation; and

e.   a breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover and you agree to reimburse the Company for any Severance Payment(s) paid to you under this Agreement.

1 The term “Confidential Information,” as used in this Agreement, shall be given its broadest possible interpretation under law and shall include, but not be limited to, trade secrets, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records a secret scientific, technical, merchandising, production or management information, design, process, procedure, formula, invention or improvement; information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; information regarding the skills and compensation of other employees of the Company; and any other confidential and proprietary information and documents related to the Company.

IV.      Release of Claims.  You hereby agree and acknowledge that by signing this Agreement, and for other good and valuable consideration provided for in this Agreement, you, except as expressly provided below, are waiving and releasing your right to assert any form of legal claim against the Company for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date.  Your waiver and release herein, except as expressly provided below, is intended to bar any form of legal claim, charge, complaint or any other form of action (individually a “Claim” and collectively, “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Effective Date.

Without limiting the foregoing general waiver and release, you, except as expressly provided below, specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

a.   claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation.  Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar or other State statute;

b.   claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment.  Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), and any similar or other state statutes;

c.   claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence;

d.   any claims for accrued benefits earned and vested as of the Separation Date maintained by the Company and governed by ERISA; and

e.   any other claim arising under local, state or federal law.

Notwithstanding the foregoing, this section does not:

a.   release the Company from any obligation expressly set forth in this Agreement or from any obligation, including without limitation obligations under the Workers’ Compensation laws, which as a matter of law cannot be released;

b.   prohibit you from filing a charge with the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any other federal or state governmental agency for which your right to file charges is protected as a matter of law (“Governmental Agencies”);

c.   prohibit you from participating in an investigation or proceeding by any Government Agencies; or

d.   limit your right to receive an award for information provided to any Government Agencies.

Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any Claim whatsoever, except those which, as a matter of law, cannot be released.  In the event that you successfully challenge the validity of the release with respect to the Age Discrimination in Employment Act, the Company or any affected party sought to be released hereunder may seek recovery from you of all amounts paid and the cost of any benefits provided pursuant to this Agreement.  Nothing in this Agreement, however, shall limit the right of the Company or any affected party sought to be released hereunder to seek immediate dismissal of a charge on the basis that your signing of this Agreement constitutes a full release of any rights you might otherwise have to pursue the charge.

You acknowledge and agree that, but for providing this waiver and release, you would not receive the Severance Payments provided to you under the terms of this Agreement.

V.        Older Worker Benefit Protection Act Disclosure. You recognize that as part of your agreement to release any and all Claims against the Company, you are releasing Claims for age discrimination under the Age Discrimination in Employment Act, although you have never asserted such Claims.  Accordingly, you have a right to consider this Agreement for a period of up to twenty-one (21) days before executing it (the “Review Period”), and you have an additional period of seven (7) days after executing this Agreement to revoke it under the terms of the Older Worker Benefit Protection Act (the “Revocation Period”).  If you elect to revoke this Agreement, you must provide written notice of such revocation to Jamie D’Angelo, Atlantic Power Corporation, 3 Allied Drive, Suite 155, Dedham, MA 02026 by no later than the end of the last day of the Revocation Period.  If the last day of the Review Period and/or the Revocation Period falls on a Saturday, Sunday or legal holiday in Massachusetts, then the last day of the Review Period and/or the Revocation Period (as applicable) shall be deemed to be the next business day after such Saturday, Sunday or legal holiday in Massachusetts.

By your signature below, you represent and warrant that: (i) you hereby are advised in writing, and that you have been so advised, to consult with an attorney of your own choosing; (ii) you have been given a reasonable amount of time to consider this Agreement of not less than twenty-one (21) days; (iii) you fully understand the significance of the terms and conditions of this Agreement and you have discussed them with your independent legal counsel, or have had a reasonable opportunity to have done so; (iv) you agree to all the terms and conditions of this Agreement without any coercion; (v)

you are signing this Agreement voluntarily and of your own free will, with the full understanding of its legal consequences, and with the intent to be bound hereby; and (vi) if you sign this Agreement during the Review Period prior to the twenty-first (21st) day thereof, you are voluntarily and knowingly waiving your twenty-one (21) day period to review and consider this Agreement.

VI.      Waiver of Employment.  You hereby waive and release forever any right or rights you may have to employment with the Company and any affiliate thereof at any time in the future and agree not to seek or make application for employment with the Company or any affiliate thereof, unless agreed to in writing by the Company.

VII.Entire Agreement; Modification; Waiver; Choice of Law; Enforceability; Jury Waiver.  You acknowledge and agree that this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company.  No variations or modifications hereof shall be deemed valid unless in writing and signed by the parties hereto.  The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or the Company's right to seek enforcement of such provision in the future.  This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within the Commonwealth of Massachusetts, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles thereof.  You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its formation or breach, shall be commenced in the Commonwealth of Massachusetts, in a court of competent jurisdiction and you further acknowledge that the venue for such actions shall lie exclusively in the Commonwealth of Massachusetts, and that material witnesses and documents would be located in the Commonwealth of Massachusetts.  BOTH PARTIES HEREBY WAIVE AND RENOUNCE IN ADVANCE ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH SUCH LEGAL ACTION UNDER THIS AGREEMENT.  The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

This Agreement may be signed on one or more counterparts (including counterparts delivered by facsimile or other electronic means), each of which when signed will be deemed to be an original, and all of which together will constitute one and the same agreement.

If the foregoing correctly sets forth your understanding, please sign, date and return the enclosed copy of this Agreement to me at the Company within twenty-one (21) days of its delivery to you.  Acceptance will be deemed complete on mailing, postage prepaid.

[signature page follows]

Very truly yours,

ATLANTIC POWER SERVICES, LLC

Jamie D’Angelo on behalf of Atlantic Power Services, LLC

Acknowledged and Agreed:

s\Philip D. Rorabaugh
Philip Daniel Rorabaugh

Date:	11/14/2019